Exhibit 99.1

Spartan Motors Reports Strong First Quarter 2018 Results

EPS up 500% to $0.12, Adjusted EPS up 125% to $0.09

Raising 2018 EPS and Adjusted EPS Guidance

CHARLOTTE, Mich., May 3, 2018 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”), a global leader in specialty chassis and vehicle design, manufacturing and assembly, today reported operating results for the first quarter ending March 31, 2018.

First Quarter 2018 Highlights

For the first quarter of 2018 compared to the first quarter of 2017:

●	Sales increased $6.0 million, or 3.6%, to $173.0 million from $167.1 million

●	Gross profit margin improved 300 basis points to 12.8% of sales from 9.8% of sales

●

Net income improved $5.3 million, or 482.0%, to $4.2 million, or $0.12 per share, from a loss of $1.1 million, or $0.03 per share. The previous year included $2.6 million of acquisition and restructuring related expenses.

●	Adjusted EBITDA increased 33.8% to $5.6 million, or 3.2% of sales, from $4.2 million, or 2.5% of sales

●	Adjusted net income improved $2.0 million, or 158.3% to $3.3 million, or $0.09 per share, from $1.3 million, or $0.04 per share

●	Backlog increased $203.3 million to $554.6 million at March 31, 2018 from $351.3 million at March 31, 2017

Notes: As of January 1, 2018, the Company has adopted the new Revenue Recognition Standard ("ASC 606") using the modified retrospective transition method. For more details regarding ASC 606 and its impact on the Company's financial results, see the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2018.

“We really hit the ground running in 2018, as we experienced another strong, consecutive quarter of profitable growth,” said Daryl Adams, President and Chief Executive Officer. “The robust start to the year was driven by the ongoing efforts of our entire team to generate continued operational improvement as well as strong growth in our core markets.”

Fleet Vehicles and Services (FVS)

FVS segment sales increased 10.7% to $59.7 million from $53.9 million. The revenue increase was primarily due to sales mix and higher Reach vehicle and up fit center volumes.

Adjusted EBITDA decreased $1.7 million to $4.6 million, or 7.7% of sales, from $6.2 million, or 11.6% of sales, a year ago. The decrease is primarily due to start-up costs associated with the new USPS truck body plant in Ephrata, PA., as well as sales mix.

Spartan Motors, Inc.

The segment backlog at March 31, 2018, totaled $335.3 million, up 194.2%, compared to $114.0 million at March 31, 2017 due to the previously announced multi-year contract with the United States Postal Service (USPS).

Emergency Response (ER)

ER segment sales decreased $13.5 million to $66.7 million, or 16.8%, from $80.2 million. Included in the prior year sales is $15.1 million of revenue that resulted from the timing of revenue relating to the Smeal acquisition. Excluding these sales, revenue increased $1.6 million, or 2.5%, over the prior year, reflecting increased production of complete fire apparatus and custom cab and chassis.

Adjusted EBITDA improved $2.6 million to a profit of $1.2 million, or 1.9% of sales, from a loss of $1.3 million a year ago. The improvement was primarily the result of better pricing and operational improvements.

The segment backlog at March 31, 2018 totaled $189.6 million, down 11.6%, compared to $214.5 million at March 31, 2017.

Specialty Chassis & Vehicles (SCV)

SCV segment sales increased 46.4% to $48.2 million from $33.0 million a year ago. Revenues were driven mainly by a $13.5 million increase in luxury motor coach chassis sales, resulting from market share gains and continued strong industry demand.

Adjusted EBITDA increased $1.6 million to $3.1 million, or 6.5% of sales, from $1.5 million, or 4.7% of sales, a year ago, mainly due to strong momentum in motorhome chassis and operational improvements.

The segment backlog at March 31, 2018 totaled $29.7 million, up 29.8%, compared to $22.8 million at March 31, 2017.

Raising 2018 Net Income, EPS and Adjusted EPS Guidance

The Company’s first quarter results reflect strong topline performance on a comparable basis and continued operational improvements from all three business segments. Results for the first quarter include a $1.4 million, or $0.04 per share, tax benefit related to the appreciation in value of equity-based compensation that vested during the quarter. As a result, the effective tax rate for 2018 is expected to be approximately 23%.

Looking ahead to the remainder of the year, the Company reaffirms its previous revenue and adjusted EBITDA guidance, and is increasing its net income, EPS and adjusted EPS guidance for this tax benefit. The 2018 outlook is now expected to be as follows:

●	Revenue to be in the range of $790.0 - $815.0 million, unchanged

●	Net income of $20.2 - $22.4 million, up from previous guidance of $18.8 - $21.0 million

●	Adjusted EBITDA of $39.0 - $42.0 million, unchanged

●	Effective tax rate of approximately 23%, down from previous guidance of 28%

●	Earnings per share of $0.58 - $0.64, up from previous guidance of $0.54 - $0.60, assuming approximately 35.3 million shares outstanding

●	Adjusted earnings per share of $0.60 - $0.66, up from previous guidance of $0.56 - $0.62

“Following our transition year, we remain clearly on the path of profitable growth. Each segment of Spartan’s business posted strong profitability on an adjusted EBITDA basis. These solid results create a positive, winning environment that spreads through our entire team, as we all work together to drive enhanced performance, greater efficiency and ultimately stronger bottom line results for the Company and its shareholders,” Adams concluded.

Conference Call, Webcast, Investor Presentation and Investor Information

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. EDT today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast: www.spartanmotors.com (Click on “Investor Relations” then “Webcasts”)

Conference Call: 1-844-868-8845 (domestic) or 412-317-6591 (international); passcode: 10119535

For more information about Spartan, please visit www.spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. is a leading designer, engineer, manufacturer and marketer of a broad range of specialty vehicles, specialty chassis, vehicle bodies and parts for the fleet and delivery, recreational vehicle (RV), emergency response, defense forces and contract assembly (light/medium duty truck) markets. The Company's brand names — Spartan Motors, Spartan Specialty Vehicles, Spartan Emergency Response, Spartan Parts and Accessories, Smeal and its family of brands, including Ladder Tower™ and UST®; and Utilimaster®, a Spartan Motors Company — are known for quality, durability, performance, customer service and first-to-market innovation. The Company employs approximately 2,300 associates, and operates facilities in Michigan, Indiana, Pennsylvania, Missouri, Wisconsin, Nebraska, South Dakota; Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $707 million in 2017. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Juris Pagrabs Group Treasurer & IR Spartan Motors, Inc. (517) 997-3862

Spartan Motors, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except par value)

(Unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$29,407	$33,523
Accounts receivable, less allowance of $148 and $139	83,388	83,147
Contract assets	41,051	-
Inventories	48,517	77,692
Other current assets	4,822	4,425
Total current assets	207,185	198,787

Property, plant and equipment, net	54,966	55,177
Goodwill	27,417	27,417
Intangible assets, net	9,223	9,427
Other assets	3,097	3,072
Net deferred tax asset	6,312	7,284
TOTAL ASSETS	$308,200	$301,164

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$49,978	$40,643
Accrued warranty	17,358	18,268
Accrued compensation and related taxes	9,008	13,264
Deposits from customers	20,349	25,422
Other current liabilities and accrued expenses	13,727	12,071
Current portion of long-term debt	59	64
Total current liabilities	110,479	109,732

Other non-current liabilities	5,353	5,238
Long-term debt, less current portion	17,911	17,925
Total liabilities	133,743	132,895
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 80,000 shares authorized; 35,291 and 35,097 outstanding	353	351
Additional paid in capital	78,045	79,721
Retained earnings	96,717	88,855
Total Spartan Motors, Inc. shareholders’ equity	175,115	168,927
Non-controlling interest	(658)	(658)
Total shareholders’ equity	174,457	168,269
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$308,200	$301,164

Spartan Motors, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Sales	$173,038	$167,075
Cost of products sold	150,880	150,531
Restructuring charges	-	150
Gross profit	22,158	16,394

Operating expenses:
Research and development	1,389	2,142
Selling, general and administrative	17,873	14,602
Restructuring charges	20	492
Total operating expenses	19,282	17,236

Operating income (loss)	2,876	(842)

Other income (expense):
Interest expense	(323)	(264)
Interest and other income	1,593	90
Total other income (expense)	1,270	(174)

Income (loss) before taxes	4,146	(1,016)

Taxes	(48)	83

Net income (loss)	4,194	(1,099)

Less: Net income (loss) attributable to non-controlling interest	-	(1)

Net income (loss) attributable to Spartan Motors, Inc.	$4,194	$(1,098)

Basic and diluted net income (loss) per share	$0.12	$(0.03)

Basic and diluted weighted average common shares outstanding	35,094	33,725

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended March 31, 2018 (in thousands of dollars)

	Business Segments
	Fleet Vehicles and Services	Emergency Response	Specialty Chassis & Vehicles	Other	Consolidated
Emergency response vehicle sales	$-	$64,107	$-	$-	$64,107
Fleet vehicle sales	49,825	-	1,601	(1,601)	49,825
Motorhome chassis sales	-	-	39,567	-	39,567
Other specialty chassis and vehicles	-	-	5,367	-	5,367
Aftermarket parts and assemblies	9,866	2,605	1,701	-	14,172
Total sales	$59,691	$66,712	$48,236	$(1,601)	$173,038

Adjusted EBITDA	$4,590	$1,242	$3,121	$(3,350)	$5,603

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended March 31, 2017 (in thousands of dollars)

	Business Segments
	Fleet Vehicles and Services	Emergency Response	Specialty Chassis & Vehicles	Other	Consolidated
Emergency response vehicle sales	$-	$77,985	$-	$-	$77,985
Fleet vehicle sales	43,142	-	-	-	43,142
Motorhome chassis sales	-	-	26,084	-	26,084
Other specialty chassis and vehicles	-	-	4,822	-	4,822
Aftermarket parts and assemblies	10,778	2,217	2,047	-	15,042
Total sales	$53,920	$80,202	$32,953	$-	$167,075

Adjusted EBITDA	$6,244	$(1,337)	$1,533	$(2,251)	$4,189

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Period End Backlog (amounts in thousands of dollars)
	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017
Fleet Vehicles and Services*	$335,325	$267,698	$292,540	$131,280	$113,960

Emergency Response Vehicles*	189,627	233,583	213,334	214,794	214,463

Motorhome Chassis *	28,463	33,191	31,179	25,823	21,772
Other Vehicles	36	-	-	-	-
Aftermarket Parts and Assemblies	1,164	615	694	892	1,075
Total Specialty Chassis & Vehicles	29,663	33,806	31,873	26,715	22,847

Total Backlog	$554,615	$535,087	$537,747	$372,789	$351,270

* Anticipated time to fill backlog orders at March 31, 2018; 12 months or less for emergency response vehicles; 3 months or less for motorhome chassis; 10 months or less for fleet vehicles and services; and 1 month or less for other products.

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted net income, adjusted earnings per share, forecasted adjusted EBITDA, and forecasted adjusted earnings per share, which are all non-GAAP financial measures. These non-GAAP measures are calculated by excluding items that we believe to be infrequent or not indicative of our continuing operating performance. For the periods covered by this release such items include expenses associated with restructuring actions taken to improve the efficiency and profitability of certain of our manufacturing operations, expenses related to business acquisition activities, the impact of the step-up in inventory value associated with a recent business acquisition, the impact of the business acquisition on the timing of chassis revenue recognition, and the impact that our deferred tax asset valuation allowance that we recorded in 2015 has had on our tax expense and net income in 2017.

We present the non-GAAP measures adjusted EBITDA, adjusted net income and adjusted earnings per share because we consider them to be important supplemental measures of our performance. The presentation of adjusted EBITDA enables investors to better understand our operations by removing items that we believe are not representative of our continuing operations and may distort our longer term operating trends. The presentation of adjusted net income and adjusted earnings per share enables investors to better understand our operations by removing the impact of tax adjustments, including the impact that our deferred tax asset valuation allowance that we recorded in 2015 has had on our tax expense and net income in 2017, and other items that we believe are not indicative of our longer term operating trends. We believe these measures to be useful to improve the comparability of our results from period to period and with our competitors, as well as to show ongoing results from operations distinct from items that are infrequent or not indicative of our continuing operating performance. We believe that presenting these non-GAAP measures is useful to investors because it permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our historical performance. We believe that the presentation of these non-GAAP measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting our business than could be obtained in the absence of these disclosures.

Our management uses adjusted EBITDA to evaluate the performance of and allocate resources to our segments. In addition, non-GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, and comparing our financial performance with our peers. Adjusted EBITDA is also used, along with other financial and non-financial measures, for purposes of determining annual and long-term incentive compensation for our management team.

Financial Summary (Non-GAAP)
Consolidated
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
Spartan Motors, Inc.	2018	2017
Net income (loss) attributable to Spartan Motors, Inc.	$4,194	$(1,098)
Add (subtract):
Restructuring charges	20	642
Impact of acquisition on timing of chassis revenue recognition	-	1,112
Impact of step-up in inventory value resulting from acquisition	-	189
Impact of acquisition adjustment for net working capital	(1,500)	-
Acquisition related expenses	162	672
Deferred tax asset valuation allowance	74	466
Tax effect of adjustments	315	(719)
Adjusted net income attributable to Spartan Motors, Inc.	$3,265	$1,264

Net income (loss) attributable to Spartan Motors, Inc.	$4,194	$(1,098)
Add (subtract):
Depreciation and amortization	2,452	2,325
Taxes on income	(48)	83
Interest expense	323	264
EBITDA	$6,921	$1,574

Add (subtract):
Restructuring charges	20	642
Impact of acquisition on timing of chassis revenue recognition	-	1,112
Impact of step-up in inventory value resulting from acquisition	-	189
Impact of acquisition adjustment for net working capital	(1,500)	-
Acquisition related expenses	162	672
Adjusted EBITDA	$5,603	$4,189

Diluted net earnings (loss) per share	$0.12	$(0.03)
Add (subtract):
Restructuring charges	-	0.02
Impact of acquisition on timing of chassis revenue recognition	-	0.03
Impact of step-up in inventory value resulting from acquisition	-	0.01
Impact of acquisition adjustment for net working capital	(0.04)	-
Acquisition related expenses	-	0.02
Deferred tax asset valuation allowance	-	0.01
Tax effect of adjustments	0.01	(0.02)
Adjusted diluted net earnings per share	$0.09	$0.04

Financial Summary (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2018	2017

Total segment adjusted EBITDA	$8,953	$6,440
Add (subtract):
Interest expense	(323)	(264)
Depreciation and amortization	(2,452)	(2,325)
Restructuring expense	(20)	(642)
Acquisition expense	(162)	(672)
Impact of acquisition on timing of chassis revenue recognition	-	(1,112)
Impact of step-up in inventory value resulting from acquisition	-	(189)
Impact of acquisition adjustment for net working capital	1,500	-
Joint venture expenses	-	(1)
Unallocated corporate expenses	(3,350)	(2,251)
Consolidated income (loss) before taxes	$4,146	$(1,016)

Fleet Vehicles and Services Segment (Non-GAAP)
(In thousands, unaudited)
	Three Months Ended March 31,
	2018	% of sales	2017	% of sales
Net income	$3,781	6.3%	$5,225	9.7%
Add (subtract):
Depreciation and amortization	607		876
Taxes on income	-		-
Interest expense	202		38
Earnings before interest, taxes, depreciation and amortization	$4,590	7.7%	$6,139	11.4%

Earnings before interest, taxes, depreciation and amortization	$4,590	7.7%	$6,139	11.4%
Restructuring	-		105
Adjusted earnings before interest, taxes, depreciation and amortization	$4,590	7.7%	$6,244	11.6%

Emergency Response Segment (Non-GAAP)
(In thousands, unaudited)
	Three Months Ended March 31,
	2018	% of sales	2017	% of sales
Net income (loss)	$601	0.9%	$(3,589)	(4.5%	)
Add (subtract):
Depreciation and amortization	624		552
Taxes on income	-		-
Interest expense	-		-
Earnings before interest, taxes, depreciation and amortization	$1,225	1.8%	$(3,037)	(3.8%	)

Earnings before interest, taxes, depreciation and amortization	$1,225	1.8%	$(3,037)	(3.8%	)
Restructuring	17		399
Impact of acquisition on timing of chassis revenue recognition	-		1,112
Impact of step-up in inventory value resulting from acquisition	-		189
Adjusted earnings before interest, taxes, depreciation and amortization	$1,242	1.9%	$(1,337)	(1.7%	)

Specialty Chassis and Vehicles Segment (Non-GAAP)
(In thousands, unaudited)
	Three Months Ended March 31,
	2018	% of sales	2017	% of sales
Net income	$2,752	5.7%	$1,127	3.4%
Add (subtract):
Depreciation and amortization	366		310
Taxes on income	-		-
Interest expense	-		-
Earnings before interest, taxes, depreciation and amortization	$3,118	6.5%	$1,437	4.4%

Earnings before interest, taxes, depreciation and amortization	$3,118	6.5%	$1,437	4.4%
Restructuring	3		96
Adjusted earnings before interest, taxes, depreciation and amortization	$3,121	6.5%	$1,533	4.7%

Financial Summary (Non-GAAP)
Consolidated
(In thousands, except per share data)
(Unaudited)

	Forecast Year Ending December 31, 2018
	Low	Mid	High
Net income attributable to Spartan Motors, Inc.	$20,242	$21,303	$22,363
Add:
Depreciation and amortization	11,672	11,672	11,672
Interest expense	427	455	483
Taxes	5,909	6,320	6,732
EBITDA	38,250	39,750	41,250

Add:
Restructuring charges	750	750	750
Adjusted EBITDA	$39,000	$40,500	$42,000

Earnings per share	$0.58	$0.61	$0.64
Add:
Restructuring charges	0.02	0.02	0.02
Less tax effect of adjustments	-	-	-
Adjusted earnings per share	$0.60	$0.63	$0.66

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